Exhibit 99.1

NanoVibronix Issues Letter to Shareholders

ELMSFORD, N.Y., November 14, 2023 (Business Wire) — NanoVibronix, Inc., (NASDAQ: NAOV), a medical device company that produces the UroShield®, PainShield® and WoundShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today issued a letter to shareholders from its Chief Executive Officer, Brian Murphy, providing a review of the third quarter 2023 and recent business developments.

To Our Shareholders:

NanoVibronix is committed to our strategic vision of developing, improving and commercializing our distinct and effective therapies, which we believe enable healthcare providers to treat patients in need, fill a void in the market and have the potential to increase value for our shareholders. We are focused on several areas that we believe will have a substantial impact on our growth and product adoption. Many of those areas of focus have begun showing positive results, as reflected in our most recent quarter’s financial results. Our products continue to deliver impressive results with high patient satisfaction.

Q3 Financial Results

We recorded revenues of $458,000 for the quarter ended September 30, 2023 with a loss from operations of $670,000. In the relative year-to-date period, revenues increased 22% and the loss from operations was reduced by approximately 20%. Most significatnly, our short-term liquidity concerns were alleviated by our sales of securities for net proceeds of approximately $4.2 million during the quarter. On our balance sheet for the period ended September 30, 2023, we had $3.8 million of cash and receivables and inventory in excess of $3.1 million.

International update

We continue to make progress in two international markets where full reimbursement is being considered. This, again, will hopefully significantly enhance our opportunities in these two key markets.

In the U.K., we continue to leverage our contract with the National Health Services (“NHS”) Supply Chain and our supplies reimbursement through the NHS Prescription Services’ Drug Tariff, which became effective on November 1. We continue to make progress with our Uroshield product and are experiencing greater interest since the beginning of this month. Our UK distributor, Peak Medical Limited, continues to actively pursue market opportunities throughout the country.

Furthermore, we are continuing to experience increased interest and demand in Australia and New Zealand and are working toward expanded distribution in Europe.

Domestic update

We continue to make progress in several channels of domestic sales and product adoption. We added Mio-Guard as an exclusive distributor for our Sports segment of the pain business. They continue to make progress in that area. Our VA penetration continues to improve in both facilities served as well as adoption within those facilities. Additionally, we continue to make progress in the Workers Compensation area of our business, both on a direct basis and through our Durable Medical Equipment (“DME”) exclusive distributor, whose contract was recently extended.

Product development

We have been working on several exciting improvements to the existing product portfolio as well as exploring new product opportunities. Within the next 30 days, we plan to conduct onsite visits with two qualified product development organizations with the intent of partnering with the most qualified partner.

Reimbursement

Our ongoing efforts to obtain full approval from the Centers for Medicare & Medicaid Services (“CMS”) with acceptable terms is now in its fourth year. In the last cycle, our application for full approval was not approved due to a lack of “life-cycle” testing. At that time, we engaged an independent testing laboratory, Carmel Labs, to conduct the required testing. The testing was intended to satisfy the requirement for a three-year life expectancy with consideration to our patient use criteria. We submitted the final report with our application to CMS in March 2023. The report provided the required information what we believe the regulatory agency was seeking. CMS invited NanoVibronix to a public meeting to present our findings and to answer CMS’s questions, which was held June 1, 2023. We were notified in August 2023, that we did not satisfy their request. Subsequently, we requested and facilitated a meeting with CMS leadership to clarify the deficiencies and asked them to reconsider. At this time, we are awaiting a response.

Reimbursement is currently approved in the Veterans Health system and several Worker’s Compensation plans, Third Party Administrators and insurance companies. Our revenues for this market in Q3 were approximately $227,000, and our goal is to more than double that number in Q4. Sales continue to grow in both segments, and we are in the process of adding sales resources where we believe are appropriate.

Research

The University of Southampton recently completed its UroShield study and has submitted it for publication. The study, as announced on August 30, 2023, reported positive outcomes from a study of UroShield® that was conducted at the University in the United Kingdom. There are several market opportunities for UroShield, and as such, we are prioritizing our marketing efforts and initiating our “Gold Standard” study with a major U.S. university.

A look ahead

We remain focused on driving profitable growth by expanding and increasing our distribution and licensing channels, nurturing relationships with new and existing accounts and engaging consumers through a variety of creative mediums. Today, we have initial distribution agreements in place, a solid manufacturing partner and the necessary working capital to meet existing and anticipated demand.

We continue to negotiate for sector-specific private label agreements. This strategy is intended to develop long lasting, profitable, forecastable revenue. COVID-19 interupted our momentum, but we believe that we are on track to aggressively push these discussions forward.

In the near-term, we are primarily focused on achieving the following milestones:

●	Supplementing distribution in both VA and Worker’s Compensation channels

●	Identifying and initiating a U.S. contract manufacturer to increase capacity with a parallel source to finished product

●	Capitalizing on the new NHS supply contract through our U.K. distributor

●	Adding market segment specific distribution for PainShield in the U.S.

●	Finalizing a private label partnership for PainShield in the U.S.

●	Expanding UroShield distribution in Europe and the US.

Thank you for your continued support. We are optimistic for a promising 2024.

Kind regards,

Brian Murphy

Chief Executive Officer

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of our existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of our products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) our limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (ix) our ability to successfully obtain and maintain intellectual property protection covering our products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) our reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.